Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports Second Quarter 2007 Results
Highlights
♦	Net income for the second quarter of $20.0 million, or $0.46 per diluted share

♦	Net income for the first six months of 2007 of $36.9 million, or $0.85 per diluted share

♦	Investments in property, plant & equipment for ITCTransmission and METC of $99.3 million and $40.3 million, respectively for the six month period ended June 30, 2007
Novi, Michigan – August 1, 2007 – ITC Holdings Corp. (NYSE: ITC) today announced its second quarter results for the period ended June 30, 2007. Net income for the quarter was $20.0 million, or $0.46 per diluted share, compared to $8.0 million, or $0.23 per diluted share for the second quarter of 2006. Net income for the first six months of 2007 was $36.9 million, or $0.85 per diluted share, compared to $10.7 million, or $0.31 per diluted share for the same period last year.
“We are very pleased by our second quarter results,” said Joseph L. Welch, president and CEO of ITC. “The tremendous progress we are making to upgrade the transmission grid is paying off not only in terms of increased energy reliability for our customers, as demonstrated by our ability to meet new record monthly peak demands nine times over the last three years while achieving top quartile outage performance, but also by increasing value for our shareholders. ITC will continue to follow a growth path that involves bringing our energy expertise to other regions of the country.”
In the second quarter of 2007, ITCTransmission invested $51.8 million and METC invested $20.3 million in property plant and equipment in their respective transmission systems. For the six months period, ITCTransmission invested $99.3 million and METC invested $40.3 million.
ITC reported operating revenues of $106.3 million for the second quarter 2007, an increase of $57.8 million over the comparable period last year. Network revenues billed increased by $31.6 million as a result of the October 2006 acquisition of METC. In addition, network revenues billed increased by $12.8 million due to increased billed network rates and $2.0 million owing to higher loads at ITCTransmission in the second quarter of 2007 compared to the same period last year. Point-to-point, scheduling, control and dispatch revenues increased by $5.0 million primarily due to the acquisition of METC. Operating revenues increased $6.4 million due to the Attachment O revenue accrual for both ITCTransmission and METC. Effective January 1, 2007, under Forward-Looking Attachment O, expenses are recovered and return on rate base is earned on a current rather than lagging basis.
Operating revenues for the six months ended June 30, 2007, were $207.6 million, an increase of $120.0 million compared to the first six months of 2006. Network revenues billed increased by $59.2 million as a result of the October 2006 acquisition of METC. Network revenues billed also increased by $24.6 million due to increased billed network rates and $3.3 million owing to higher loads at ITCTransmission in the six months ended June 30, 2007, compared to the same period last year. Point-to-point, scheduling, control and dispatch revenues increased by $9.2 million; primarily due to the acquisition of METC. In addition, the Attachment O revenue accrual for both ITCTransmission and METC increased revenues by $23.5 million for the six month period.

Operation & Maintenance (O&M) expenses of $21.5 million were $14.4 million higher in the second quarter of 2007 than the same period in 2006. This increase was mainly due to $11.4 million of O&M expenses incurred at METC in the second quarter of 2007 for labor, transmission structure maintenance, vegetation management, site and general support costs and easement payments. O&M expenses increased at ITCTransmission by $2.6 million primarily as a result of additional tower painting, transmission structure maintenance, inspections, general site maintenance and support costs. Furthermore, ITCTransmission and METC incurred an additional $0.6 million for transmission system monitoring and control.
For the six months ended June 30, 2007 O&M expenses of $40.0 million were $26.3 million higher than the same period in 2006. This increase was mainly due to $21.8 million of O&M expenses incurred at METC in the first six months of 2007 for labor, transmission structure maintenance, vegetation management, site and general support costs and easement payments. O&M expenses increased at ITCTransmission by $3.3 million primarily as a result of additional tower painting, transmission structure maintenance, inspections, general site maintenance and support costs. Furthermore, ITCTransmission and METC incurred an additional $1.1 million for transmission system monitoring and control.
General and administrative (G&A) expenses of $12.2 million for the second quarter of 2007 were $4.2 million higher than the same period in 2006. G&A expenses increased by $3.2 million due primarily to higher compensation and benefits, professional advisory and consulting services and business expenses mainly as a result of the acquisition of METC. Additionally, G&A expenses increased by $0.4 million primarily due to expenses at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses incurred during the second quarter of 2007.
For the six months ended June 30, 2007, G&A expenses of $27.2 million were $11.8 million higher than for the same period in 2006. G&A expenses increased $9.5 million due primarily to higher compensation and benefits, professional advisory and consulting services and business expenses mainly as a result of the acquisition of METC. Also, G&A expenses increased by $0.6 million due to costs associated with the securities offering by International Transmission Holdings Limited Partnership and by $0.7 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses incurred during the six months ended June 30, 2007.
Depreciation and amortization expenses increased by $7.6 million in the second quarter of 2007 compared to the same period in 2006 mainly due to the acquisition of METC, which resulted in an additional $4.4 million of depreciation expense related to property, plant and equipment and $1.5 million due to the amortization of METC’s regulatory assets and intangible assets associated with the METC ADIT deferral and regulatory asset deferral. In addition, depreciation expense increased by $1.6 million at ITCTransmission owing to a higher depreciable asset base as a result of property, plant and equipment additions.
For the six month period ended June 30, 2007, depreciation and amortization expenses increased by $14.9 million compared to the same period in 2006 mainly due to the acquisition of METC, which resulted in an additional $8.4 million of depreciation expense related to property, plant and equipment and $3.1 million due to the amortization of METC’s regulatory assets and intangible assets associated with the METC ADIT deferral and regulatory asset deferral. Additionally, depreciation expense increased by $3.3 million at ITCTransmission owing to a higher depreciable asset base as a result of property, plant and equipment additions during the first six months of 2007 compared to same period last year.
Taxes other than income taxes of $8.1 million in the second quarter of 2007 increased by $3.1 million compared to the same period in 2006. At ITCTransmission property taxes increased by $0.9 million in the second quarter of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes. Additionally, METC incurred $1.9 million of property tax expense in the second quarter of 2007, which were not included in the same period in 2006. Taxes other than income taxes also increased by $0.2 million due to higher payroll taxes resulting from personnel additions.
For the six month period ended June 30, 2007 taxes other than income taxes of $16.8 million were $6.5 million higher compared to the same period in 2006. At ITCTransmission property taxes increased by $1.5 million in the first six months of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes. Additionally, METC incurred $4.0 million of property tax expense in the first six months of 2007, which were not included in the same period in 2006. Taxes other than income taxes also increased by $0.8 million due to higher payroll taxes resulting from personnel additions.
In the second quarter and six months ended June 30, 2007, interest expense increased compared to the same period in 2006 primarily due to higher borrowing levels to finance our capital expenditures and the acquisition of METC.
Guidance for 2007
For full year 2007 earnings per diluted share are expected to be between $1.50 and $1.60, as previously disclosed. Capital expenditures for 2007 are expected to be approximately $190 million and $50 million for ITCTransmission and METC, respectively.
Second Quarter Conference Call
ITC will conduct a conference call to discuss second quarter 2007 earnings results at 11:00 a.m. ET Thursday, August 2, 2007. Joseph L. Welch, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the second quarter of 2007. Individuals wishing to participate in the conference call may dial toll-free (800) 289-0544 (domestic) or (913) 981-5533 (international); there is no passcode. The conference call replay, available through August 17, 2007, can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 6175814. Investors, the news media and the public may listen to a live internet broadcast of the call at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2007 second quarter results may be found in ITC’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) is in the business of electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. Through our operating subsidiaries, ITCTransmission and Michigan Electric Transmission Company (“METC”), we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the eighth largest electric transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully- regulated, high-voltage systems in Michigan’s Lower Peninsula, an area with a population of approximately 9.8 million people, that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. Subsidiary ITC Grid Development, LLC expects to focus on partnering with local entities and utilities in regions where significant transmission improvements are needed. The first region in which ITC Grid Development, LLC expects to focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other factors, the risks factors listed in Part I, Item 1A – Risk Factors of our Form 10-K for the fiscal year ended December 31, 2006 (as updated in our Quarterly Report on Form 10-Q for the period ended March 31, 2007).
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
OPERATING REVENUES	$106,303	$48,475	$207,577	$87,544

OPERATING EXPENSES

Operation and maintenance	21,503	7,118	40,043	13,775
General and administrative	12,203	7,988	27,226	15,465
Depreciation and amortization	16,711	9,084	32,833	17,954
Taxes other than income taxes	8,066	4,984	16,836	10,330

Total operating expenses	58,483	29,174	116,938	57,524

OPERATING INCOME	47,820	19,301	90,639	30,020

OTHER EXPENSES (INCOME)

Interest expense	19,940	7,894	39,072	15,134
Allowance for equity funds used during construction	(1,613)	(838)	(2,853)	(1,360)
Loss on extinguishment of debt	—	—	349	—
Other income	(1,018)	(249)	(1,720)	(550)
Other expense	336	111	669	261

Total other expenses (income)	17,645	6,918	35,517	13,485

INCOME BEFORE INCOME TAXES	30,175	12,383	55,122	16,535

INCOME TAX PROVISION	10,176	4,384	18,268	5,883

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	19,999	7,999	36,854	10,652

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	—	—	29

NET INCOME	$19,999	$7,999	$36,854	$10,681

Basic earnings per share	$0.47	$0.24	$0.87	$0.32
Diluted earnings per share	$0.46	$0.23	$0.85	$0.31

Weighted-average basic shares	42,269,646	33,006,790	42,180,993	32,995,858
Weighted-average diluted shares	43,424,029	34,050,589	43,432,526	33,971,975

Dividends declared per common share	$0.2750	$0.2625	$0.5500	$0.5250

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$8,498	$13,426
Restricted cash	4,704	4,565
Accounts receivable	50,028	35,325
Inventory	35,726	25,408
Deferred income taxes	4,734	21,023
Other	4,033	9,926

Total current assets	107,723	109,673

Property, plant and equipment (net of accumulated depreciation and amortization of $627,444 and $608,956, respectively)	1,317,624	1,197,862
Other assets
Goodwill	623,565	624,385
Intangible assets (net of accumulated amortization of $1,512 and $0, respectively)	56,895	58,407
Regulatory assets — acquisition adjustments	88,748	91,443
Other regulatory assets	26,798	26,183
Attachment O revenue accrual	23,541	—
Deferred financing fees (net of accumulated amortization of $3,953 and $4,817, respectively)	13,487	14,490
Other	8,597	6,354

Total other assets	841,631	821,262

TOTAL ASSETS	$2,266,978	$2,128,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$42,207	$33,295
Accrued payroll	3,805	5,192
Accrued interest	19,642	18,915
Accrued taxes	15,017	14,152
METC rate case accrued liability	20,000	20,000
Term loan	25,000	—
Other	4,631	8,012

Total current liabilities	130,302	99,566
Accrued pension liability	8,701	7,782
Accrued postretirement liability	3,878	3,268
Deferred income taxes	79,047	75,730
Regulatory liabilities	141,524	138,726
Asset retirement obligation	5,534	5,346
Other	4,252	3,857
Long-term debt	1,346,051	1,262,278

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 42,589,529 and 42,395,760 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	528,407	526,485
Retained earnings	20,205	6,714
Accumulated other comprehensive loss	(923)	(955)

Total stockholders’ equity	547,689	532,244

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,266,978	$2,128,797

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six months ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,854	$10,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	32,833	17,954
Attachment O revenue accrual	(23,541)	—
Amortization of deferred financing fees and discount on long-term debt	815	679
Stock-based compensation expense	1,622	1,294
Loss on extinguishment of debt	349	—
Deferred income taxes	19,998	5,696
Other long-term liabilities	1,924	1,124
Other regulatory assets	(524)	966
Allowance for equity funds used during construction	(2,853)	(1,360)
Other	(892)	(640)
Changes in current assets and liabilities, exclusive of changes shown separately	(7,503)	(12,140)

Net cash provided by operating activities	59,082	24,254

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(148,162)	(66,077)
Acquisition-related transaction costs	(1,459)	(534)
Other	926	—

Net cash used in investing activities	(148,695)	(66,611)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	99,890
Borrowings under ITC Holdings’ Term Loan Agreement	25,000	—
Borrowings under revolving credit agreements	293,300	70,700
Repayments of revolving credit agreements	(209,600)	(87,000)
Issuance of common stock	1,759	304
Common stock issuance costs	(5)	(23)
Dividends on common stock	(23,363)	(17,470)
Repurchase and retirement of common stock	(1,841)	—
Debt issuance costs	(565)	(2,031)

Net cash provided by financing activities	84,685	64,370

NET INCREASE IN CASH AND CASH EQUIVALENTS	(4,928)	22,013

CASH AND CASH EQUIVALENTS – Beginning of period	13,426	24,591

CASH AND CASH EQUIVALENTS – End of period	$8,498	$46,604